EXHIBIT 10.3

TERMINATION PROTECTION AGREEMENT

This Agreement (“Agreement”) is an amendment and restatement made this              day of                     ,                      of the agreement made                     ,                      between Esterline Technologies Corporation, a Delaware corporation, with its principal offices at 500 108th Avenue N.E., Suite 1500, Bellevue, Washington 98004 (the “Company”) and                      (the “Executive”).

WHEREAS, the Board of Directors of the Company (the “Board”) determined it is appropriate to encourage the continued attention and dedication of Company executives to their assigned duties without distraction in circumstances arising from a possible change in control of the Company; and

WHEREAS, the Company and Executive deem it appropriate to address the requirements of Code Section 409A; and

WHEREAS, the Executive is willing to enter into this Agreement for the purposes and on the terms and conditions described below;

NOW, THEREFORE, the parties agree as follows:

1.        Definitions.

1.1    “Cause” shall mean: (a) the willful and continued failure by the Executive to substantially perform his or her duties and obligations to the Company (other than any such failure resulting from illness, sickness, or physical or mental incapacity) which failure continues after the Company has given notice to the Executive; or (b) the willful engaging by the Executive in misconduct that is significantly injurious to the Company, monetarily or otherwise. For purposes of this definition, no act, or failure to act, on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by the Executive in bad faith and without reasonable belief that his or her action or omission was in the best interests of the Company.

1.2    “Change in Control Event” shall mean the first to occur of the following events:

(a) an acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (1) the then outstanding shares of common stock of the Company or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, excluding, however, the following (i) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege where the security being so converted was not acquired directly from the Company by the party exercising the conversion privilege, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Related Company, or (iv) a Related Party Transaction; or

(b) a change in the composition of the Board during any two-year period such that the individuals who, as of the beginning of such two-year period, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that for purposes of this definition, any individual who becomes a member of the Board subsequent to the beginning of the two-year period, whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; and provided further, however, that any such individual whose initial assumption of office occurs as a result of or in connection with an actual or threatened solicitation of proxies or consents by or on behalf of an Entity other than the Board shall not be considered a member of the Incumbent Board.

1.3    “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.4    “Contract Period” shall mean the twenty-four (24) month period beginning on the Effective Date.

1.5    “Disability” shall mean any physical or mental condition for which the Executive would be eligible to receive benefits under the disability insurance provisions of (a) the Social Security Act or (b) the Company’s long-term disability program.

1.6    “Effective Date” shall mean the day preceding a Change in Control Event.

1.7    “Equity Incentive Plan” shall mean the Esterline Technologies Corporation 2004 Equity Incentive Plan, as amended from time to time.

1.8    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

1.9    “Fringe Benefit Program” shall mean any employee benefit plan, program, or arrangement, including, without limitation, employee benefit plans within the meaning of the Employee Retirement Income Security Act of 1974, as amended, but excluding the Equity Incentive Plan and any nonqualified deferred compensation plan or other incentive compensation plan.

1.10  “Final Fiscal Period” shall mean the number of days the Executive was employed by the Company during the Fiscal Year in which the Executive’s Termination Date occurs.

1.11  “Fiscal Year” shall mean the twelve (12)-month period ending on October 31.

1.12  “Good Reason” shall mean:

(a) A material diminution in the Executive’s authority, duties or responsibilities, including, for example, assignment to the Executive of duties inconsistent with, or the reduction of powers or functions associated with, his or her positions, duties, responsibilities and status with the Company immediately prior to the Effective Date, or removal of the Executive from or any failure to re-elect the Executive to any material positions or offices the Executive held immediately prior to the Effective Date, except in connection with the termination of the Executive’s employment by the Company for Cause or for Disability, or a material negative change in the employment relationship such as the failure to maintain a working environment conducive to the performance of the Executives’ duties or the effective exercise of the powers or functions associated with the Executive’s position, responsibilities and status with Company immediately prior to the Effective Date; or

(b) The Company’s material breach of the covenants set forth in the third sentence of Section 2; or

(c) The Company’s mandatory transfer of the Executive to another geographic location, without the Executive’s consent, outside of a twenty (20) mile radius from the Executive’s current location, except for required travel on the Company’s business to an extent substantially consistent with the Executive’s business travel obligations prior to the Effective Date; or

(d) Failure by the Company to obtain an assumption of the obligations of the Company to perform this Agreement by any successor, as provided in Section 7.1.

A termination of employment by the Executive shall not be deemed to be “with Good Reason” unless the Executive shall have provided notice to the Company of the Good Reason conduct or event within 90 days of its occurrence and the Company had a 30-day opportunity after such notice to cure such conduct or event.

1.13  “Minimum Base Salary” shall mean the Executive’s annual rate of salary on the Effective Date, payable monthly, increased by ten (10)% per annum compounded annually on each anniversary of the Executive’s most recent raise.

1.14  “Minimum Total Compensation” shall mean a sum equal to the Executive’s aggregate gross cash compensation (excluding Non-Recurring Compensation) paid to the Executive by the Company during the twenty-four (24) month period ending on the Effective Date, divided by two (2).

1.15  “Non-Recurring Compensation” shall mean amounts received by the Executive (a) under any nonqualified deferred compensation plan or arrangement or, (b) as the result of the exercise or receipt of stock appreciation rights, stock options or other equity-based compensation.

1.16  “Related Company” shall have the meaning given such term under the Equity Incentive Plan.

1.17  “Related Party Transaction” shall have the meaning given such term under the Equity Incentive Plan

1.18  “Termination Date” shall mean the effective date of the Executive’s “separation from service” (as that term is defined under Code Section 409A) from the Company. For purposes of determining whether a “separation from service” under Code Section 409A has occurred, a “separation from service” is deemed to include a reasonably anticipated permanent reduction in the level of services performed by the Executive to less than fifty percent (50%) of the average level of services performed by the Executive during the immediately preceding 12-month period (or period of service if less than 12 months).

2.        Scope of Agreement. This Agreement shall apply with respect to any termination of employment of the Executive that occurs during the Contract Period. It shall not apply to any termination of the Executive’s employment that occurs other than during the Contract Period. In addition, during the Contract Period, the Company shall (i) pay the Executive a monthly base salary at least equal to the then applicable Minimum Base Salary; (ii) pay the Executive, within seventy-five (75) days following the end of a Fiscal Year, compensation with respect to each such Fiscal Year ending after the Effective Date in an amount at least equal to the Minimum Total Compensation; and (iii) neither by act nor omission, in its capacity as a plan administrator or otherwise, adversely affect the Executive’s participation in any Fringe Benefit Program in effect on the Effective Date, or materially reduce the value of his or her benefits under any such program, including benefits under any Company car allowance and vacation policy.

3.        Termination During Contract Period.

3.1    General. During the Contract Period and subject to any employment agreement between the Company and the Executive, the Company shall have the right to terminate the Executive’s employment with the Company for any reason or for no reason, and the Executive may terminate his or her employment with the Company for any reason or for no reason. In the event of any such termination of employment, the Executive shall be entitled to such compensation, if any, as provided for in this Agreement.

3.2    Without Cause or For Good Reason. In the event the Executive’s employment with the Company is terminated during the Contract Period by the Company without Cause, or by the Executive with Good Reason, then the Executive shall be entitled to the compensation and benefits provided in Section 4.

3.3    Other Than For Good Reason. In the event the Executive terminates his or her employment with the Company during the Contract Period for any reason other than for Good Reason, the Executive shall not be entitled to any compensation under this Agreement, other than the Executive’s accrued but unpaid salary and accrued but unused vacation through his or her Termination Date.

3.4    For Cause, Disability, or Death. In the event the Executive’s employment with the Company is terminated by the Company during the Contract Period for Cause or for Disability, or if the Executive’s employment with the Company is terminated as the result of the Executive’s death, neither the Executive nor his or her beneficiary, as the case may be, shall be entitled to receive any compensation or benefits under this Agreement other than the Executive’s accrued but unpaid salary and accrued but unused vacation through his or her Termination Date.

4.        Compensation and Benefits Upon Termination by the Company Without Cause or by Executive for Good Reason.

4.1    If the conditions set forth in Section 3.2 are satisfied, the Executive shall be entitled to receive the following compensation and benefits:

(a) a pro rata amount of the Minimum Total Compensation, calculated as follows: the Minimum Total Compensation multiplied by a fraction, the numerator of which is the Final Fiscal Period and the denominator of which is 365, with the product thereof reduced (but not below zero) by the base salary and car allowance previously paid to the Executive with respect to his/her employment during the Final Fiscal Period;

(b) all other amounts earned by the Executive and unpaid as of the Termination Date, including any accrued but unpaid vacation;

(c) an amount equal to three (3) times the Minimum Total Compensation;

(d) reimbursement of all legal fees and related expenses as may be incurred by the Executive in seeking to obtain or enforce any right or benefit provided to the Executive by this Agreement, provided (1) the Executive’s claims are determined under Section 9, or by agreement of the parties, to be well-founded in substantial part, and (2) that fees and expenses are reasonable in light of the claims at issue; and,

(e) all life insurance, medical, health, dental, accident and disability coverage provided to the Executive immediately prior to the Termination Date, until the earliest to occur of (1) the end of the Contract Period, or (2) the Executive’s commencement of full time employment with a new employer; provided that the Executive’s continued participation in the plans, programs or arrangements providing such coverage is practicable under the general terms and provisions of such plans, programs or arrangements. If the Executive’s participation in any such plan, program or arrangement is not practicable, the Company shall in its sole discretion arrange to provide the Executive with: (3) benefits substantially similar to those the Executive was entitled during employment to receive under such plans, programs or arrangements; or (4) cash compensation on an after-tax basis sufficient for the Executive to purchase such benefits.

4.2    The amounts specified in Sections 4.1(a), (b), (c), and (e)(4) (if applicable), shall be payable to the Executive in a lump sum as soon as practicable, but no later than within sixty (60) days of his or her Termination Date.

4.3    The benefits or amounts specified in Sections 4.1(d) and (if applicable) the clauses in (e)(1), (2) or (3) shall be provided or payable to the Executive only to the extent provision or payment of such benefits or amounts would not be subject to tax under Code Section 409A.

4.4    Except as specifically provided herein, the amount of any compensation or benefits provided for in this Agreement shall not be subject to mitigation by the Executive.

5.        Specified Employees. Notwithstanding any provision of this Agreement to the contrary, to the extent that any payment or benefit pursuant to this Agreement constitutes a “deferral of compensation” subject to Code Section 409A (after taking into account to the maximum extent possible any applicable exemptions) (a “409A Payment”) treated as payable with respect to a Termination Date, then, if on the Executive’s Termination Date, the Executive is a Specified Employee (as that term is defined under Code Section 409A of the Code), then to the extent required for Executive not to incur additional taxes pursuant to Code Section 409A, no such 409A Payment shall be made to the Executive sooner than the earlier of (i) six (6) months and one day after the Executive’s Termination Date; or (ii) the date of Executive’s death. Should this Section 5 otherwise result in the delay of in-kind benefits, any such benefit shall be made available to the Executive by the Company during such delay period at Executive’s expense. If this Section 5 results in a delay in the payment of the Executive’s benefits under this Agreement, such payments as well as reimbursement for the amount paid by Executive for benefits pursuant to the preceding sentence shall be credited with interest for the period commencing on the

Executive’s Termination Date and ending on the date the Executive’s payments and benefits under this Agreement and reimbursement for any amount paid pursuant to the preceding sentence are actually distributed to him based on an annual interest rate equal to the greater of (a) the interest rate used to determine participant interest credits under the Company’s defined benefit cash balance plan for the Fiscal Year in which the Executive’s Termination Date occurs and (b) the applicable federal rate appropriate for a six-month loan determined as of the Executive’s Termination Date.

6.        280G Provisions. Notwithstanding any provision of this Agreement to the contrary, if all or any portion of the amount payable to the Executive pursuant to this Agreement, alone or together with other payments the Executive has the right to receive from the Company, constitute “excess parachute payments” within the meaning of Code Section 280G, as amended, that are subject to the excise tax imposed by Code Section 4999, such amounts payable hereunder shall be reduced (in accordance with Code Section 409A) to the extent necessary, after first applying any similar reduction to payments to be received from any other plan or program sponsored by the Company from which the Executive has a right to receive payments subject to Code Sections 280G and 4999, so that the excise tax imposed by Code Section 4999 does not apply; provided, however, that this payment reduction shall take place only if such reduction would provide to the Executive a greater net, after-tax benefit than he or she would receive if such amounts were not subject to such reduction.

7.        Successors; Binding Agreement.

7.1    The Company will require any successor or successors (whether direct or indirect, by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the business and/or assets of the Company, upon or prior to such succession, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. A copy of such assumption and agreement shall be delivered to the Executive promptly after its execution by the successor. Failure of the Company to obtain such agreement upon or prior to the effectiveness of any such succession shall entitle the Executive to terminate his or her employment for Good Reason, as set forth in Section 1.12(d). As used in this Agreement “Company” shall include any successor to its business and/or assets that executes and delivers the agreement provided for in this Section 7.1 or that otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

7.2    This Agreement is personal to the Executive and the Executive may not assign or transfer any part of his or her rights or duties hereunder, or any compensation due to him hereunder, to any other person, except that this Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees or beneficiaries.

8.        Modification; Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and by the Chief Executive Officer of the Company or such other director or officer as may be specifically designated by the Board. Waiver by any party of any breach of or failure to comply with any provision of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such provision, or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement.

9.        Arbitration of Disputes.

9.1    Any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or the interpretation or validity hereof shall be settled exclusively and finally by arbitration. It is specifically understood and agreed that any disagreement, dispute or controversy that cannot be resolved between the parties, including without limitation any matter relating to the interpretation of this Agreement, may be submitted to arbitration irrespective of the magnitude thereof, the amount in controversy or whether such disagreement, dispute or controversy would otherwise be considered justiciable or ripe for resolution by a court or arbitral tribunal.

9.2    The arbitration shall be conducted in accordance with the Commercial Arbitration Rules (the “Arbitration Rules”) of the American Arbitration Association (the “AAA”).

9.3    The arbitral tribunal shall consist of one arbitrator. The parties to the arbitration jointly shall directly appoint such arbitrator within 30 days of initiation of the arbitration. If the parties shall fail to appoint such arbitrator as provided above, such arbitrator shall be appointed by the AAA as provided in the Arbitration Rules and shall be a person who (a) maintains his or her principal place of business in the State of Washington; and (b) has had substantial experience in business transactions. The Company shall pay all of the fees, if any, and expenses of such arbitrator.

9.4    The arbitration shall be conducted in Seattle, Washington or in such other city in the United States of America as the parties to the dispute may designate by mutual written consent.

9.5    At any oral hearing of evidence in connection with the arbitration, each party thereto or its legal counsel shall have the right to examine its witnesses and to cross-examine the witnesses of any opposing party. No evidence of any witness shall be presented in written form unless the opposing party or parties shall have the opportunity to cross-examine such witness, except as the parties to the dispute otherwise agree in writing or except under extraordinary circumstances where the interests of justice require a different procedure.

9.6    Any decision or award of the arbitral tribunal shall be final and binding upon the parties to the arbitration proceeding. The parties hereto hereby waive to the extent permitted by law any rights to appeal or to seek review of such award by any court or tribunal. The parties hereto agree that the arbitral award may be enforced against the parties to the arbitration proceeding or their assets wherever they may be found and that a judgment upon the arbitral award may be entered in any court having jurisdiction.

9.7    Nothing herein contained shall be deemed to give the arbitral tribunal any authority, power, or right to alter, change, amend, modify, add to, or subtract from any of the provisions of this Agreement.

10.        Payment Obligations Absolute. Except as otherwise provided in this Agreement, the Company’s obligation to pay the Executive the amounts provided for hereunder and to make the arrangements provided for hereunder shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right the Company may have against the Executive or anyone else. Except as otherwise set forth in this Agreement, all amounts payable by the Company hereunder shall be paid without notice or demand. Subject to the right of the Company to seek arbitration under Section 9 and recover any payment made hereunder, each and every payment made hereunder by the Company shall be final and the Company will not seek to recover all or any part of such payment from the Executive or from whosoever may be entitled thereto, for any reason whatsoever.

11.        Notice. All notices, requests, demands and other communications required or permitted to be given by either party to the other party by this Agreement (including, without limitation, any notice under the Arbitration Rules of an intention to arbitrate) shall be in writing and shall be deemed to have been duly given when delivered personally or received by certified or registered mail, return receipt requested, postage prepaid, at the address of the other party, as follows:

If to the Company, to

Esterline Technologies Corporation

500 108th Avenue N.E.

Suite 1500

Bellevue, Washington 98004

Attention: Board of Directors and Secretary

If to the Executive, to

Either party may change its address for purposes of this Section 11 by giving fifteen (15) days’ prior notice to the other party.

12.        Severability. If any term or provision of this Agreement or the application hereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

13.        Headings. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of this Agreement.

14.        Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original.

15.        Governing Law. This Agreement shall in all respects be governed by, and construed and enforced in accordance with, the laws of the State of Washington, without regard to its conflicts of laws principles.

16.        Payroll and Withholding Taxes. All payments to be made or benefits to be provided hereunder by the Company shall be subject to reduction for any applicable payroll-related or withholding taxes.

17.        Compliance with Code Section 409A.

17.1    General. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and operated to the fullest extent possible so that the payments and benefits under this Agreement either shall be exempt from the requirements of Code Section 409A or shall comply with the requirements of Code Section 409A; provided, however, that notwithstanding anything to the contrary in this Agreement in no event shall the Company be liable to the Executive for or with respect to any taxes, penalties or interest which may be imposed upon the Executive pursuant to Code Section 409A. If under this Agreement, a 409A Payment is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment.

17.2    Reimbursements. For purposes of complying with Code Section 409A and without extending the payment timing otherwise provided in this Agreement, taxable reimbursements under this Agreement, subject to the following sentence and to the extent required to comply with Code Section 409A, will be made no later than the end of the calendar year following the calendar year in which the expense was incurred. To the extent required to comply with Code Section 409A, any taxable reimbursements and any in-kind benefits under this Agreement will be subject to the following: (a) payment of such reimbursements or in-kind benefits during one calendar year will not affect the amount of such reimbursement or in-kind benefits provided during any other calendar year (other than for medical reimbursement arrangements as excepted under Treasury Regulations §1.409A-3(i)(1)(iv)(B) solely because the arrangement provides for a limit on the amount of expenses that may be reimbursed under such arrangement over some or all of the period the arrangement remains in effect); (b) such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another form of compensation to the Executive; and (c) the right to reimbursements under this Agreement will be in effect for the lesser of the time specified in this Agreement or ten years plus the lifetime of the Executive. Any taxable reimbursements or in-kind benefits shall be treated as not subject to Code Section 409A to the maximum extent provided by Treasury Regulations §1.409A-1(b)(9)(v) or otherwise under Code Section 409A.

17.3    Cooperation. If the Company or Executive determines that any provision of this Agreement is or might be inconsistent with the requirements of Code Section 409A, the parties shall attempt in good faith to agree on such amendments to this Agreement as may be necessary or appropriate to avoid subjecting Executive to the imposition of any additional tax under Code Section 409A without changing the basic economic terms of this Agreement. Notwithstanding the foregoing, no provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with Code Section 409A from Executive or any other individual to the Company. This Section 17 and Section 5 are not intended to impose any restrictions on payments or benefits to Executive other than those otherwise set forth in this Agreement or required for Executive not to incur additional tax under Code Section 409A and shall be interpreted and operated accordingly. The Company to the extent reasonably requested by Executive shall modify this Agreement to effectuate the intention set forth in the preceding sentence.

18.        Entire Agreement. This Agreement supersedes any and all other oral or written agreements made relating to the subject matter hereof and constitutes the entire agreement of the parties relating to the subject matter hereof; provided that this Agreement shall not supersede or limit or in any way affect (a) the Executive’s rights under the Company’s Equity Incentive Plan, any other incentive compensation plan, or any deferred compensation plan as in effect on the Effective Date or with respect to any awards made pursuant to such plans; (b) any rights the Executive may have under any other company employee benefit plan, program or arrangement (including, without limitation, any pension, life insurance, medical, dental, health, vacation and accident and disability plans, programs and arrangements); or (c) the Company’s right to amend or terminate its employee benefit plans in accordance with their terms.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Executive

Esterline Technologies Corporation

By:
Its: